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                                                                     EXHIBIT (l)

                                                      February 26, 1996



Merrill Lynch Municipal Strategy Fund, Inc.
800 Scudders Mill Road
Princeton, New Jersey  08536

Dear Sir or Madam:

         This opinion is being furnished in connection with the registration by Merrill Lynch Municipal Strategy Fund, Inc., a Maryland corporation (the "Fund"), of 4,000 shares of its Auction Market Preferred Stock, Series A, with a par value of $0.10 per share and a liquidation preference of $25,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) (the "Shares"), under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Fund's registration statement on Form N-2, as amended (the "Registration Statement"), under the Securities Act. The Shares will be issued pursuant to the Articles Supplementary (the "Articles Supplementary") to be filed with the State Department of Assessments and Taxation of Maryland (the "State Department").

         As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund,
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as amended, the By-Laws of the Fund, as amended and such other documents as we have deemed relevant to the matters referred to in this opinion.

         Based upon the foregoing, we are of the opinion that the Shares, following the filing of the Articles Supplementary with the State Department and upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable shares of preferred stock of the Fund.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                                           Very truly yours,

                                           /s/ BROWN & WOOD
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